UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.    )*

Genta Incorporated

(Name of Issuer)

Common Stock

(Title of Class of Securities)

37245M207

(CUSIP Number)

April 29, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 37245M207	13G	Page 2 of 16 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Illinois limited partnership U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 253,300 shares of common stock 41,683 call options (exercisable into 4,168,300 shares of common stock)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 5.7% as of the date of this filing (based on 77,748,889 shares of common stock issued and outstanding as of March 31, 2004).

12.	Type of Reporting Person (See Instructions) PN; HC

Cusip No. 37245M207	13G	Page 3 of 16 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) GLB Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited partnership U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 253,300 shares of common stock 41,683 call options (exercisable into 4,168,300 shares of common stock)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 5.7% as of the date of this filing (based on 77,748,889 shares of common stock issued and outstanding as of March 31, 2004).

12.	Type of Reporting Person (See Instructions) PN; HC

Cusip No. 37245M207	13G	Page 4 of 16 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Investment Group, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited partnership U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 253,300 shares of common stock 41,683 call options (exercisable into 4,168,300 shares of common stock)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 5.7% as of the date of this filing (based on 77,748,889 shares of common stock issued and outstanding as of March 31, 2004).

12.	Type of Reporting Person (See Instructions) OO; HC

Cusip No. 37245M207	13G	Page 5 of 16 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Kenneth Griffin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 253,300 shares of common stock 41,683 call options (exercisable into 4,168,300 shares of common stock)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 5.7% as of the date of this filing (based on 77,748,889 shares of common stock issued and outstanding as of March 31, 2004).

12.	Type of Reporting Person (See Instructions) IN; HC

Cusip No. 37245M207	13G	Page 6 of 16 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Wellington Partners L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Illinois limited partnership

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 253,300 shares of common stock 41,683 call options (exercisable into 4,168,300 shares of common stock)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 5.7% as of the date of this filing (based on 77,748,889 shares of common stock issued and outstanding as of March 31, 2004).

12.	Type of Reporting Person (See Instructions) PN; HC

Cusip No. 37245M207	13G	Page 7 of 16 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Wellington Partners L.P. SE

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited partnership

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 253,300 shares of common stock 41,683 call options (exercisable into 4,168,300 shares of common stock)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 5.7% as of the date of this filing (based on 77,748,889 shares of common stock issued and outstanding as of March 31, 2004).

12.	Type of Reporting Person (See Instructions) PN; HC

Cusip No. 37245M207	13G	Page 8 of 16 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Kensington Global Strategies Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 253,300 shares of common stock 41,683 call options (exercisable into 4,168,300 shares of common stock)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 5.7% as of the date of this filing (based on 77,748,889 shares of common stock issued and outstanding as of March 31, 2004).

12.	Type of Reporting Person (See Instructions) CO; HC

Cusip No. 37245M207	13G	Page 9 of 16 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Equity Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 253,300 shares of common stock 41,683 call options (exercisable into 4,168,300 shares of common stock)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 5.7% as of the date of this filing (based on 77,748,889 shares of common stock issued and outstanding as of March 31, 2004).

12.	Type of Reporting Person (See Instructions) CO

Cusip No. 37245M207	13G	Page 10 of 16 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Derivatives Group LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited liability company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 253,300 shares of common stock 41,683 call options (exercisable into 4,168,300 shares of common stock)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 5.7% as of the date of this filing (based on 77,748,889 shares of common stock issued and outstanding as of March 31, 2004).

12.	Type of Reporting Person (See Instructions) OO

Cusip No. 37245M207	13G	Page 11 of 16 Pages

Item 1.
(a)	Name of Issuer GENTA INCORPORATED
(b)	Address of Issuer’s Principal Executive Offices Two Connell Drive Berkeley Heights, NJ 07922

Item 2.
(a)	Name of Person Filing Citadel Limited Partnership
(b)	Address of Principal Business Office or, if none, Residence 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603
(c)	Citizenship Illinois limited partnership

(a)	Name of Person Filing GLB Partners, L.P.
(b)	Address of Principal Business Office or, if none, Residence 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603
(c)	Citizenship Delaware limited partnership

(a)	Name of Person Filing Citadel Investment Group, L.L.C.
(b)	Address of Principal Business Office or, if none, Residence 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603
(c)	Citizenship Delaware limited liability company

(a)	Name of Person Filing Kenneth Griffin
(b)	Address of Principal Business Office or, if none, Residence 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603
(c)	Citizenship U.S. Citizen

(a)	Name of Person Filing Citadel Wellington Partners L.P.
(b)	Address of Principal Business Office or, if none, Residence c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603
(c)	Citizenship Illinois limited partnership

(a)	Name of Person Filing Citadel Wellington Partners L.P. SE
(b)	Address of Principal Business Office or, if none, Residence c/o Citadel Investment Group, L.L.C 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603
(c)	Citizenship Delaware limited partnership

Cusip No. 37245M207	13G	Page 12 of 16 Pages

	(a)	Name of Person Filing Citadel Kensington Global Strategies Fund Ltd.
	(b)	Address of Principal Business Office or, if none, Residence c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603
	(c)	Citizenship Bermuda company

	(a)	Name of Person Filing Citadel Equity Fund Ltd.
	(b)	Address of Principal Business Office or, if none, Residence c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603
	(c)	Citizenship Cayman Islands company

	(a)	Name of Person Filing Citadel Derivatives Group LLC
	(b)	Address of Principal Business Office or, if none, Residence c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603
	(c)	Citizenship Delaware limited liability company

	(d)	Title of Class of Securities Common Stock, par value $0.001 per share
	(e)	CUSIP Number 37245M207

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

Cusip No. 37245M207	13G	Page 13 of 16 Pages

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☒

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
CITADEL LIMITED PARTNERSHIP
GLB PARTNERS, L.P.
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN
CITADEL WELLINGTON PARTNERS L.P.
CITADEL WELLINGTON PARTNERS L.P. SE
CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.
CITADEL EQUITY FUND LTD.
CITADEL DERIVATIVES GROUP LLC

(a) Amount beneficially owned: 253,300 shares of common stock 41,683 call options (exercisable into 4,168,300 shares of common stock)
(b) Percent of class: Approximately 5.7% as of the date of this filing (based on 77,748,889 shares of common stock issued and outstanding as of March 31, 2004).
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote 0
(ii) Shared power to vote or to direct the vote See item (a) above.

Cusip No. 37245M207	13G	Page 14 of 16 Pages

(iii) Sole power to dispose or to direct the disposition of 0
(iv) Shared power to dispose or to direct the disposition of See item (a) above.

Item 5.	Ownership of Five Percent or Less of a Class
Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
See Item 2 above.

Item 8.	Identification and Classification of Members of the Group
Not Applicable.

Item 9.	Notice of Dissolution of Group
Not Applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Cusip No. 37245M207	13G	Page 15 of 16 Pages

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 5th day of May, 2004

/s/ Kenneth Griffin
Kenneth Griffin

CITADEL LIMITED PARTNERSHIP		CITADEL INVESTMENT GROUP, L.L.C.

By: GLB Partners, L.P.,		By:	/s/ Kenneth Griffin
its General Partner			Kenneth Griffin, President

By: Citadel Investment Group, L.L.C.,		CITADEL EQUITY FUND LTD.
its General Partner
		By:	Citadel Limited Partnership,
By:	/s/ Kenneth Griffin		its Portfolio Manager
Kenneth Griffin, President
		By:	GLB Partners, L.P.,
GLB PARTNERS, L.P.			its General Partner

By: Citadel Investment Group, L.L.C.,		By:	Citadel Investment Group, L.L.C.,
its General Partner			its General Partner

By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
Kenneth Griffin, President			Kenneth Griffin, President

CITADEL WELLINGTON PARTNERS L.P.		CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its General Partner		its Portfolio Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President

Cusip No. 37245M207	13G	Page 16 of 16 Pages

CITADEL WELLINGTON PARTNERS L.P. SE		CITADEL DERIVATIVES GROUP LLC

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its General Partner		its Managing Member

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President